Exhibit 10.2

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (the “Second Amendment”) is entered into and effective as of December 9, 2025 (the “Effective Date”) by and between CROSSING HOLDINGS, LLC, a California limited liability company (“Landlord”) and DESIGN THERAPEUTICS, INC, a Delaware corporation (“Tenant”) (Landlord and Tenant are from time to time referred to herein each as a “Party” and collectively as the “Parties”).

RECITALS

A.
Landlord and Tenant entered into that certain Lease dated February 2, 2021 (the “Original Lease”), as amended by that certain First Amendment to Lease dated March 18, 2022 (the “First Amendment”) (collectively the Original Lease and the First Amendment shall be referred to as the “Lease”) whereby Landlord leases to Tenant and Tenant leases from Landlord approximately 17,430 rentable square feet of space commonly known as Suites 110, 115, 150, and 210 (the “Premises”) within the office building located at 6005 Hidden Valley Road, Carlsbad, California (the “Building”). The Parties acknowledge that Suite 210 as set forth in the First Amendment and this Second Amendment is comprised of Suites 210 and 215.
B.
The Parties desire to amend the Lease to extend the Term of the Lease, modify the Base Rent payable, and as otherwise set forth herein.

AGREEMENT

NOW THEREFORE, based on the foregoing recitals, the truth and accuracy of which are hereby confirmed by the parties, and for and in consideration of the mutual promises and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Defined Terms; Recitals; Conflict or Inconsistency. The foregoing recitals are true, correct, and incorporated herein by this reference. In the event of any conflict or inconsistency between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall control. Unless otherwise defined herein, all capitalized terms used, but not otherwise defined in this Second Amendment, shall have the meanings respectively given to them in the Lease.
2.
Term. The Term shall expire on December 31, 2029.

3.
Base Rent; Tenant’s Share.

(a) Commencing on the later of (i) January 1, 2026 or (ii) the Closing Date as defined below (the “Base Rent Commencement Date”), the annual Base Rent for the Premises shall be as set forth in the following Schedule:

Base Rent Schedule

Period	Annual Base Rent/SF	Monthly Base Rent/SF	Total Monthly Base Rent	Total Annual Base Rent
Base Rent Commencement Date- 12/31/2026	$50.00	$4.167	$72,625	$871,500
01/01/2027-12/31/2027	$51.50	$4.292	$74,804	$897,645
01/01/2028-12/31/2028	$53.05	$4.420	$77,048	$924,574
01/01/2029-12/31/2029	$54.64	$4.553	$79,357	$952,289

Provided, however, for the first four (4) months from the Base Rent Commencement Date, Tenant shall pay one-half the monthly Base Rent. Beginning on the fifth (5th) month after the Base Rent Commencement Date, Tenant shall pay the full monthly Base Rent pursuant to the above schedule. No Operating Expense Rent or Tax Rent shall be abated during the first four (4) months after the Base Rent Commencement Date and Tenant’s Share as set forth in subsection (b) below shall continue to be paid in full pursuant to the terms of the Lease.

For clarification purposes, the Parties acknowledge that pursuant to the First Amendment, Tenant leased from Landlord additional Expansion Premises. The rent for the Original Premises under the Original Lease was different than the rent set for the Expansion Premises under the First Amendment; provided, however, the First Amendment defined Base Rent as the collective rent of the Base Rent for the Original Premises and the Base Rent for the Expansion Premises. Commencing on the Base Rent Commencement Date, the Base Rent shall be for the Premises (i.e. Suites 110, 115, 150, and 210, which are the Original Premises and the Expansion Premises combined). The Original Premises and the Expansion Premises shall no longer have separate rental rates and the rent for the Premises as a whole shall be as set forth on the schedule above.

As further clarification, Tenant shall continue to pay Base Rent pursuant to the current terms of the Lease until the Base Rent Commencement Date. Subject to the condition precedent set forth in Section 6 herein below, upon the Base Rent Commencement Date, the Base Rent shall be paid pursuant to the schedule set forth above.

(b) The Parties acknowledge and agree that Tenant’s Share as defined in Paragraph L of the Basic Lease Provisions of the Original Lease shall be 24.105%, which Tenant’s Share shall apply to Tenant’s payment of Operating Expense Rent, Tax Rent, and as otherwise set forth in the Lease.

4.
Option to Extend. Provided that the Tenant is in compliance with all obligations under the Lease, Tenant’s Option to Extend as set forth in Section H of the Basic Lease Provisions of the Original Lease and in Section 10 of the First Amendment shall be hereby amended. Tenant shall have the right to extend the Term for two (2) period of two (2) years under the same terms and conditions as set forth in the Lease, except as specifically modified by this Second Amendment. During the extension term, the Base Rent shall be increased annually in a manner consistent with the Base Rent Schedule set forth herein above in Section 3 of this Second Amendment, which is an increase of Base Rent by three percent (3%) per rentable square foot over the Base Rent for the prior Lease Year.

5.
Parking. Section P of the Basic Lease Provisions of the Original Lease and Section 8 of the First Amendment are hereby modified. Tenant, at no additional cost to Tenant throughout the Lease Term, shall be entitled to the use of and Landlord shall make available to Tenant the parking area in accordance with the requirements of the City of Carlsbad, California and all other governmental or approving agencies having jurisdiction over the Building based upon Tenant's permitted use of the Premises. Tenant’s right to use the parking area shall be in common with other tenants and invitees.
6.
Condition Precedent. Landlord has entered into a valid contract to sell the Building and the real property located at 6005 Hidden Valley Road, Carlsbad, California to Hidden Valley Partners, LLC, or its assignee. The date on which the transaction between Landlord and Hidden Valley Partners, LLC, or its assignee closes shall be referred to as the “Closing Date.” Notwithstanding anything to the contrary herein, this Second Amendment shall be effective and binding upon the parties as of the date of mutual execution; provided, however, if the transaction fails to close on or before March 1, 2026, this Second Amendment will be null and void for all purposes and neither party will have any further rights or obligations hereunder and the Lease shall remain in full force and effect under its current terms. Landlord shall confirm in writing that this condition precedent has been satisfied (or not) and state the Closing Date promptly upon the completion of the Closing Date (or failure thereof) and this Section 6 shall thereafter be deemed void and deleted at all times after such notice is received by Tenant.
7.
No Default. Tenant hereby represents and warrants to Landlord based on Tenant’s actual knowledge that, as of the date of this Second Amendment: (a) Tenant is in full compliance with all terms, covenants and conditions of the Lease; (b) Landlord is not in breach or default under the Lease, nor has any event occurred, which, with the passage of time or the giving of notice, or both, would constitute a breach or default by Landlord; (c) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when the same becomes due; (d) no actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state thereof; and (e) the Lease, as amended, constitutes the complete agreement of Landlord and Tenant with respect to the Premises, and there are no other amendments, oral or written, to the Lease.

Landlord hereby represents and warrants to Tenant based on Landlord's actual knowledge that, as of the date of this Second Amendment: (a) Tenant is in full compliance with all terms, covenants and conditions of the Lease; (b) Tenant is not in breach or default under the Lease, nor has any event occurred, which, with the passage of time or the giving of notice, or both, would constitute a breach or default by Tenant; (c) no actions, whether voluntary or otherwise, are pending against Landlord under the bankruptcy laws of the United States or any state thereof; and (e) the Lease, as amended, constitutes the complete agreement of Landlord and Tenant with respect to the Premises, and there are no other amendments, oral or written, to the Lease.

8.
Brokers. Landlord and Tenant each represent to the other that it has had no dealings with any real estate broker, agent, or finder in connection with the negotiation of this Second Amendment, and that they know of no other real estate broker, agent, or finder who is entitled to a commission or finder's fee in connection with this Second Amendment. Any commission or fee shall be paid to Broker pursuant to the terms of a separate agreement. Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent, or finder. The terms of this Section will survive the expiration of the Term.

9.
No Other Modifications. Except as expressly set forth herein, the Lease remains unchanged, unmodified, and continues in full force and effect and no further modification shall be effective unless it is in writing and executed by Landlord and Tenant.
10.
Integration and Modification. Upon the mutual execution and delivery of this Second Amendment, all references to the “Lease” shall mean the Original Lease as modified by the First Amendment and this Second Amendment.
11.
Authority of Signatory. The individual(s) signing below on behalf of the parties hereby represents and warrants that each party is organized and qualified to do business in California, that they are the officer of the entity indicated, and that they have full power and authority to execute and deliver this Second Amendment on behalf of the applicable entity.
12.
Entire Agreement. This Second Amendment sets forth the entire understanding of the parties hereto and supersedes any prior oral or written agreements with respect to the subject matter hereof.
13.
Counterparts; Electronic Signature. This Second Amendment may be executed by facsimile, electronic signature, and in one or more counterparts, each of which shall be deemed to be original, but all of which, taken together, shall constitute one and the same document.
14.
Enforceability. In the event that one or more provision of this Second Amendment should be found invalid or unenforceable, then the parties hereto expressly intend that such provision shall be construed in such a way as to permit enforcement to the maximum extent permitted by law, and the balance of this Second Amendment shall remain in full force and effect.
15.
Waiver. No waiver of any term, condition, default or breach hereof shall constitute the waiver of any other term, condition or other default or breach hereof, nor shall a failure to enforce any provision hereof operate as a waiver of such provision or any other provision or right of enforcement hereunder.
16.
Headings. The headings preceding each section are inserted merely as a matter of convenience and shall not be deemed to be a part of this Second Amendment.
17.
Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment to Lease as of the Effective Date first set forth above.

TENANT		LANDLORD
DESIGN THERAPEUTICS, INC.,		CROSSING HOLDINGS, LLC,
a Delaware corporation		a California limited liability company

By:	/s/ Mustapha Parekh	By:	/s/ John C. Stancil
Name:	Mustapha Parekh	Name	John C. Stancil
Title:	General Counsel	Title:	Manager
Date:	December 9, 2025	Date:	December 10, 2025